September 21, 1999


Texas Capital Value Funds, Inc.
2301 South Capital of Texas Highway
Building J-102
Austin, Texas  78746

Dear Sirs:

	You have requested my opinion, as counsel to the Texas Capital Value Funds,
Inc. (the "Company"), as to certain matters regarding the issuance of shares of the Company.  As used herein, the term "Shares" means the shares of common stock, par value $ .0001 per share, of each of the following series of the
Company:  Value & Growth Portfolio; Mid-Cap Focus Portfolio, and Bear 500
Portfolio.

	As counsel, I have examined certified or other copies, believed to be genuine, of the Company's Articles of Incorporation and by-laws and such resolutions and minutes of meetings of the Company's Board of Directors as deemed relevant to this opinion, as set forth herein. This opinion is limited to the laws and facts in existence on the date hereof, and the laws of the State of Maryland and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

Based upon such law and facts, I am of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when sold in accordance with the terms contemplated by the Post-Effective Amendment No. 8 to the Company's Registration Statement on Form N-1A ("PEA"), including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

	I hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to my firm in the PEA.

						Sincerely yours,



						Stephanie A. Djinis